EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We consent to the incorporation by reference in the following registration statements of Harris Corporation and in each related Prospectus of our report dated July 21, 2003, with respect to the consolidated financial statements and schedule of Harris Corporation and subsidiaries included in this Annual Report on Form 10-K for the fiscal year ended June 27, 2003:

Form S-8	Nos. 33-50169 and 333-75114	Harris Corporation Retirement Plan
Form S-8	Nos. 33-37969; 33-51171; and 333-07985	Harris Corporation Stock Incentive Plan
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan
Form S-3	No. 333-03111	Harris Corporation Debt Securities
Form S-3	No. 333-66241	Harris Corporation Debt Securities
Form S-3	No. 333-100823	Harris Corporation Debt Securities

/s/ ERNST & YOUNG LLP

Orlando, Florida

August 25, 2003